As filed with the Securities and Exchange Commission on November 27, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1035424
(State or other jurisdiction of incorporation of organization)	(IRS Employer ID Number)

660 Engineering Drive
Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (770) 263-9200
EMS TECHNOLOGIES, INC. 2007 STOCK INCENTIVE PLAN
(Full Title of Plan)
William S. Jacobs
Senior Legal Adviser
EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092
(770) 729-6514
(Name, address, including zip code, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed		Proposed
Securities	Amount	Maximum		Maximum	Amount of
to be	to be	Offering Price		Aggregate	Registration
Registered	Registered	Per Share		Offering Price	Fee
Common Stock,	55,000	$19.48	*	$1,071,400	$32.89
$.10 par value	1,945,000	$28.02	**	55,393,600	1,673.12

TOTAL	2,000,000			$56,465,000	$1,706.01

*	Determined in accordance with Rule 457(h), based on the price at which options to purchase these shares may be exercised (weighted average of prices ranging from $18.16 to $22.12).

**	Determined in accordance with Rule 457(h) and (c), based on the average of the high and low sales prices reported in the NASDAQ system for November 23, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents heretofore filed by EMS Technologies, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) are hereby incorporated herein by reference:
(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The Company’s Report on Form 10-Q for the quarters ended March 31, June 30 and September 29, 2007 as amended.

(3)	The description of the Common Stock offered hereby contained in the Company’s Registration Statement for the Common Stock on Form 8-A, as amended April 12, 1999, under the Securities Exchange Act.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the respective date of filing of each such document.

Item 4. Description of Securities
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
William S. Jacobs, Senior Legal Adviser to the Registrant, who has given his opinion as to the validity of the securities hereby registered, is an officer and employee of the Registrant, and he and/or members of his family are beneficial owners of an aggregate of 29,176 shares of the Registrant’s outstanding common stock. Mr. Jacobs also holds options to acquire 21,500 additional shares (of which options for 17,225 shares currently may be exercised).
Item 6. Indemnification of Directors and Officers.
The Bylaws of the Company provide that the Company will indemnify its directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of the Company, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

The Company will indemnify the persons discussed in the immediately preceding paragraph if (a) the Company’s Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the action, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected as required by law, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by the Company as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from the Company to a director or officer who is successful in the defense of any proceeding to which he was a party because he is a director or officer of the Company.
In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, the Company is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of the Company, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual’s conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.
The Company maintains directors’ and officers’ liability insurance policies covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurers’ aggregate limit of liability under the policies is $20 million per policy year. The Company also maintains a separate liability insurance policy for its non-employee directors, under which the insurer’s limit of liability is $20 million.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement:
4.1	Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2004).

4.2	Bylaws of the Registrant, as amended through November 2, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Report on Form 8-K dated November 2, 2007).

4.3	EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2004).

5.1	Opinion of William S. Jacobs, Senior Legal Adviser to the Registrant, as to the legality of the securities being registered.

23.1	Consent of KPMG LLP

23.2	Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).
Item 9. Undertakings.
(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on November 27, 2007.

EMS TECHNOLOGIES, INC.
By:	/s/ PAUL B. DOMORSKI
Paul B. Domorski
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ John B. Mowell	Chairman of the Board of Directors	11/27/07
John B. Mowell

/s/ Paul B. Domorski Paul B. Domorski	President, Chief Executive Officer and Director (Principal Executive Officer)	11/27/07

/s/ Don T. Scartz Don T. Scartz	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	11/27/07

/s/ Gary B. Shell Gary B. Shell	Vice President, Finance Chief Accounting Officer (Principal Accounting Officer)	11/27/07

/s/ Hermann Buerger	Director	11/27/07
Hermann Buerger

/s/ Francis J. Erbrick	Director	11/27/07
Francis J. Erbrick

/s/ John R. Kreick	Director	11/27/07
John R. Kreick

/s/ Thomas W. O’Connell	Director	11/27/07
Thomas W. O’Connell

/s/ Bradford W. Parkinson	Director	11/27/07
Bradford W. Parkinson

/s/ Norman E. Thagard	Director	11/27/07
Norman E. Thagard

/s/ john L. Woodward, Jr.	Director	11/27/07
John L. Woodward, Jr.

INDEX TO EXHIBITS
4.1	Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2004).

4.2	Bylaws of the Registrant, as amended through November 2, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Report on Form 8-K dated November 2, 2007).

4.3	EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999, as amended November 2, 2007 (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31).

5.1	Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of KPMG LLP

23.2	Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).